Exhibit 99.1

DIAMONDBACK ENERGY, INC. ANNOUNCES FIRST QUARTER 2022 FINANCIAL AND OPERATING RESULTS; INCREASES DIVIDEND

Midland, TX (May 2, 2022) - Diamondback Energy, Inc. (NASDAQ: FANG) (“Diamondback” or the “Company”) today announced financial and operating results for the first quarter March 31, 2022.

FIRST QUARTER 2022 HIGHLIGHTS

•Average production of 222.8 MBO/d (381.4 MBOE/d)
•Cash flow from operating activities of $1,252 million; Operating Cash Flow Before Working Capital Changes (as defined and reconciled below) of $1,411 million
•Cash capital expenditures of $437 million; Q1 2022 activity-based capital expenditures incurred of approximately $444 million
•Free Cash Flow (as defined and reconciled below) of $974 million
•Increasing annual base dividend by 17% to $2.80 per share; declared Q1 2022 base cash dividend of $0.70 per share payable on May 23, 2022; implies a 2.2% annualized yield based on the April 29, 2022 closing share price of $126.23
•Announcing a variable cash dividend of $2.35 per share payable on May 23, 2022; total base-plus-variable dividend of $3.05 implies a 9.7% annualized yield based on April 29, 2022 closing share price of $126.23
•Repurchased 57,300 shares of common stock in Q1 2022 for ~$6.7 million (at a weighted average price of approximately $117.34/share)
•Total return of capital of $555 million; represents 57% of Q1 2022 Free Cash Flow (as defined and reconciled below) and 50% of Adjusted Free Cash Flow (as defined and reconciled below) from stock repurchases and the declared Q1 2022 base-plus-variable dividend
•As previously announced, Diamondback fully redeemed the $1,000 million outstanding 2.875% Senior Notes due 2024 and the $500 million outstanding 4.750% Senior Notes due 2025 with cash on hand and the net proceeds from the issuance of its new 4.25% Senior Notes due 2052 in the aggregate principal amount of $750 million
•Closed the acquisition of approximately 6,200 net acres in Ward County, Texas for a gross purchase price of $230 million

“In February, Russia launched an unprovoked invasion of the sovereign nation of Ukraine. We strongly condemn Russia’s actions and in March announced a $10 million commitment to support various non-profit entities that have risen to meet the humanitarian needs of the millions of men, women, and children affected by this unjust war. We hope and pray for a peaceful resolution to this conflict,” stated Travis Stice, Chief Executive Officer of Diamondback.

Mr. Stice continued, “Russia’s actions have increased the volatility in our sector, creating significant swings in commodity prices as a result of uncertainty around global oil supply. At Diamondback, we are proud to have grown our production from just under 3,500 barrels of oil equivalent per day (“BOE/d”) exactly a decade ago, to over 380,000 BOE/d this quarter. This production growth, along with material growth from many of our peers across the United States and in the Permian Basin, has significantly lowered our Country’s relative cost of energy and contributed to our energy security, the strength of our currency and our Country's geopolitical position on the world stage.

Today, Diamondback is committed to maintaining our current production levels, providing a significant supply of energy to our Country and the world. While we believe that efficiently growing our production base is achievable over the long-term, we do not feel that today is the appropriate time to begin spending dollars that would not equate to additional barrels until multiple quarters from today given the uncertainty and volatility currently in the market.

Like many other industries, we are operating in a challenging environment. We are seeing inflationary pressure across all facets of our business, with labor and materials shortages now present across the supply-chain. We are fortunate to have secured the necessary equipment, personnel and materials to run our capital program, but increasing activity today would result in capital efficiency degradation and would not meaningfully contribute to the global supply and demand imbalance in the oil market today.

Therefore, we are focused on maintaining our operational excellence and producing one of the lowest cost and environmentally friendly barrels in the world. By doing so, we expect to continue generating differentiated returns, hitting our production and capital targets and returning at least 50% of our Free Cash Flow to our stockholders.”

OPERATIONS UPDATE

The tables below provide a summary of operating activity for the first quarter of 2022.

Total Activity (Gross Operated):
	Number of Wells Drilled	Number of Wells Completed
Midland Basin	47	54
Delaware Basin	14	15
Total	61	69

Total Activity (Net Operated):
	Number of Wells Drilled	Number of Wells Completed
Midland Basin	46	50
Delaware Basin	13	13
Total	59	63

During the first quarter of 2022, Diamondback drilled 47 gross horizontal wells in the Midland Basin and 14 gross horizontal wells in the Delaware Basin. The Company turned 54 operated horizontal wells to production in the Midland Basin and 15 operated horizontal wells to production in the Delaware Basin. The average lateral length for the wells completed during the first quarter was 9,658 feet. Operated completions during the first quarter consisted of 19 Lower Spraberry wells, 15 Wolfcamp A wells, 11 Jo

Mill wells, 10 Middle Spraberry wells, six Wolfcamp B wells, six Second Bone Spring wells, one Third Bone Spring well and one Barnett well.

DELAWARE BASIN ACQUISITION

In January 2022, the Company acquired approximately 6,200 net acres from an undisclosed seller in Ward County, Texas for a gross purchase price of $230 million. During the first quarter of 2022, the average daily production was 1.3 MBO/d (2.3 MBOE/d) and the amount of production that contributed to Diamondback's first quarter of 2022 was approximately 1.0 MBO/d (1.9 MBOE/d). The acquisition includes 58 estimated gross (43 net) horizontal locations with an average lateral length of over 10,300 feet. The acreage is 100% operated with an average 74% working interest and 66% net revenue interest (85% effective net revenue interest). The acquisition was funded with cash on hand. Kirkland & Ellis served as legal advisor to Diamondback.

ENVIRONMENTAL UPDATE

Diamondback's 2021 Scope 1 GHG intensity and methane intensity decreased by 15% and 21%, respectively, from 2020. Diamondback uses the American Exploration and Production Council's ESG Metrics Framework to calculate GHG and methane intensity.

Diamondback's 2021 gross operated BOE production increased by approximately 24% from 2020, while absolute Scope 1 GHG emissions increased 5% from 2020, to approximately 1.26 million metric tons of carbon dioxide equivalents. Absolute methane emissions in 2021 decreased to approximately five thousand tons of methane, or 2% lower than 2020. During the first quarter of 2022, Diamondback flared approximately 1.5% of gross natural gas production. As promised in our Net Zero Now pledge announced in early 2021, Diamondback will retire approximately 1.26 million carbon offsets for its 2021 Scope 1 emissions.

As of April 30, 2022 Diamondback has installed Continuous Emissions Monitoring Systems that cover approximately 70% of our operated oil production and monitor methane emissions, carbon monoxide and hydrogen sulfide (H2S) in real time. Diamondback is committed to increasing this monitoring effort to cover over 90% of operated oil production by the end of 2023.

FINANCIAL UPDATE

Diamondback's first quarter 2022 net income was $779 million, or $4.36 per diluted share. Adjusted net income (a non-GAAP financial measure as defined and reconciled below) was $929 million, or $5.20 per diluted share.

First quarter 2022 Consolidated Adjusted EBITDA (as defined and reconciled below) was $1,600 million. Adjusted EBITDA net of non-controlling interest was $1,551 million.

First quarter 2022 average unhedged realized prices were $97.03 per barrel of oil, $3.61 per Mcf of natural gas and $40.36 per barrel of natural gas liquids ("NGLs"), resulting in a total equivalent unhedged realized price of $69.60 per BOE.

Diamondback's cash operating costs for the first quarter of 2022 were $11.36 per BOE, including lease operating expenses ("LOE") of $4.34 per BOE, cash general and administrative ("G&A") expenses of $0.61 per BOE, production and ad valorem taxes of $4.69 per BOE and gathering and transportation expenses of $1.72 per BOE.

As of March 31, 2022, Diamondback had $103 million in standalone cash and no borrowings outstanding under its revolving credit facility, with approximately $1.6 billion available for future borrowing under the facility and approximately $1.7 billion of total liquidity.

During the first quarter of 2022, Diamondback spent $374 million on operated drilling and completion and non-operated properties, $44 million on infrastructure and $19 million on midstream, for total cash capital expenditures of $437 million.

DIVIDEND DECLARATIONS

Diamondback announced today that the Company's Board of Directors declared a base cash dividend of $0.70 per common share for the first quarter of 2022 payable on May 23, 2022, to stockholders of record at the close of business on May 12, 2022.

The Company's Board of Directors also declared a variable cash dividend of $2.35 per common share for the first quarter of 2022 payable on May 23, 2022, to stockholders of record at the close of business on May 12, 2022.

Future base and variable dividends remain subject to review and approval at the discretion of the Company's Board of Directors.

COMMON STOCK REPURCHASE PROGRAM

On September 15, 2021 the Board of Directors of Diamondback authorized the Company to acquire up to $2.0 billion of common stock. During the first quarter of 2022, Diamondback repurchased 57,300 shares of common stock at an average share price of $117.34 for a total cost of approximately $6.7 million. Diamondback intends to purchase common stock under the common stock repurchase program opportunistically with cash on hand, free cash flow from operations and proceeds from potential liquidity events such as the sale of assets. This repurchase program has no time limit and may be suspended from time to time, modified, extended or discontinued by the Board at any time. Purchases under the repurchase program may be made from time to time in open market or privately negotiated transactions in compliance with Rule 10b-18 under the Securities Exchange Act of 1934, as amended, and will be subject to market conditions, applicable legal requirements and other factors. Any common stock purchased as part of this program will be retired.

FULL YEAR 2022 GUIDANCE

Below is Diamondback's guidance for the full year 2022, which includes second quarter production and capital guidance. As a result of the increase in commodity prices, Diamondback is increasing its expected cash tax rate to 10% - 15% of pre-tax income from 6% - 11% previously.

	2022 Guidance	2022 Guidance
	Diamondback Energy, Inc.	Viper Energy Partners LP

Total net production – MBOE/d	369 - 376	30.50 - 32.75
Oil production – MBO/d	218 - 222	18.00 - 19.25
Q2 2022 oil production - MBO/d (total - MBOE/d)	218 - 222 (369 - 376)

Unit costs ($/BOE)
Lease operating expenses, including workovers	$4.00 - $4.50
G&A
Cash G&A	$0.65 - $0.80	$0.60 - $0.80
Non-cash equity-based compensation	$0.40 - $0.50	$0.10 - $0.20
DD&A	$8.75 - $9.75	$9.75 - $10.75
Interest expense (net of interest income)	$1.10 - $1.30	$3.25 - $3.75
Gathering and transportation	$1.60 - $1.80

Production and ad valorem taxes (% of revenue)(a)	7% - 8%	7% - 8%
Corporate tax rate (% of pre-tax income)	23%
Cash tax rate (% of pre-tax income)	10% - 15%	10% - 15%

Capital Budget ($ - million)
Drilling, completion, capital workovers, and non-operated properties	$1,560 - $1,670
Midstream (ex. equity method investments)	$80 - $100
Infrastructure and environmental	$110 - $130
2022 Capital expenditures	$1,750 - $1,900
Q2 2022 Capital expenditures	$435 - $475

Gross horizontal wells drilled (net)	270 - 290 (248 - 267)
Gross horizontal wells completed (net)	260 - 280 (240 - 258)
Average lateral length (Ft.)	~10,200'
Midland Basin well costs per lateral foot	$520 - $580
Delaware Basin well costs per lateral foot	$700 - $780
Midland Basin net lateral feet (%)	~80%
Delaware Basin net lateral feet (%)	~20%

(a)Includes production taxes of 4.6% for crude oil and 7.5% for natural gas and NGLs and ad valorem taxes.

CONFERENCE CALL
Diamondback will host a conference call and webcast for investors and analysts to discuss its results for the first quarter of 2022 on Tuesday, May 3, 2022 at 8:00 a.m. CT. Participants should call (877) 440-7573 (United States/Canada) or (253) 237-1144 (International) and use the confirmation code 1682936. A telephonic replay will be available from 11:00 a.m. CT on Tuesday, May 3, 2022, through Tuesday, May 10, 2022 at 11:00 a.m. CT. To access the replay, call (855) 859-2056 (United States/Canada) or (404) 537-3406 (International) and enter confirmation code 1682936. A live broadcast of the earnings conference call will also be available via the internet at www.diamondbackenergy.com under the “Investor Relations” section of the site. A replay will also be available on the website following the call.

About Diamondback Energy, Inc.

Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves primarily in the Permian Basin in West Texas. For more information, please visit www.diamondbackenergy.com.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which involve risks, uncertainties, and assumptions. All statements, other than statements of historical fact, including statements regarding Diamondback’s: future performance; business strategy; future operations (including drilling plans and capital plans); estimates and projections of revenues, losses, costs, expenses, returns, cash flow, and financial position; reserve estimates and its ability to replace or increase reserves; anticipated benefits of strategic transactions (including acquisitions and divestitures); and plans and objectives of management (including plans for future cash flow from operations and for executing environmental strategies) are forward-looking statements. When used in this news release, the words “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “model,” “outlook,” “plan,” “positioned,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” and similar expressions (including the negative of such terms) as they relate to Diamondback are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Although Diamondback believes that the expectations and assumptions reflected in its forward-looking statements are reasonable as and when made, they involve risks and uncertainties that are difficult to predict and, in many cases, beyond Diamondback’s control. Accordingly, forward-looking statements are not guarantees of future performance and Diamondback’s actual outcomes could differ materially from what Diamondback has expressed in its forward-looking statements.

Factors that could cause the outcomes to differ materially include (but are not limited to) the following: changes in supply and demand levels for oil, natural gas, and natural gas liquids, and the resulting impact on the price for those commodities; the impact of public health crises, including epidemic or pandemic diseases such as the COVID-19 pandemic, and any related company or government policies or actions; actions taken by the members of OPEC and Russia affecting the production and pricing of oil, as well as other domestic and global political, economic, or diplomatic developments, including any impact of the ongoing Russian-Ukrainian conflict on the global energy markets and geopolitical stability; regional supply and demand factors, including delays, curtailment delays or interruptions of production, or governmental orders, rules or regulations that impose production limits; federal and state legislative and regulatory initiatives relating to hydraulic fracturing, including the effect of existing and future laws and governmental regulations; and the risks and other factors disclosed in Diamondback’s filings with the

Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the Securities and Exchange Commission’s web site at http://www.sec.gov.

In light of these factors, the events anticipated by Diamondback’s forward-looking statements may not occur at the time anticipated or at all. Moreover, Diamondback operates in a very competitive and rapidly changing environment and new risks emerge from time to time. Diamondback cannot predict all risks, nor can it assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those anticipated by any forward-looking statements it may make. Accordingly, you should not place undue reliance on any forward-looking statements made in this news release. All forward-looking statements speak only as of the date of this news release or, if earlier, as of the date they were made. Diamondback does not intend to, and disclaims any obligation to, update or revise any forward-looking statements unless required by applicable law.

Diamondback Energy, Inc.
Condensed Consolidated Balance Sheets
(unaudited, in millions, except share amounts)

	March 31,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$149	$654
Restricted cash	18	18
Accounts receivable:
Joint interest and other, net	113	72
Oil and natural gas sales, net	966	598
Inventories	62	62
Derivative instruments	6	13
Income tax receivable	—	1
Prepaid expenses and other current assets	33	28
Total current assets	1,347	1,446
Property and equipment:
Oil and natural gas properties, full cost method of accounting ($8,512 million and $8,496 million excluded from amortization at March 31, 2022 and December 31, 2021, respectively)	33,645	32,914
Midstream assets	1,118	1,076
Other property, equipment and land	185	174
Accumulated depletion, depreciation, amortization and impairment	(13,840)	(13,545)
Property and equipment, net	21,108	20,619
Funds held in escrow	—	12
Equity method investments	643	613
Derivative instruments	37	4
Deferred income taxes, net	37	40
Investment in real estate, net	88	88
Other assets	71	76
Total assets	$23,331	$22,898
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable - trade	$49	$36
Accrued capital expenditures	301	295
Current maturities of long-term debt	45	45
Other accrued liabilities	411	419
Revenues and royalties payable	578	452
Derivative instruments	339	174
Deferred income taxes	149	17
Total current liabilities	1,872	1,438
Long-term debt	5,803	6,642
Derivative instruments	94	29
Asset retirement obligations	254	166
Deferred income taxes	1,421	1,338
Other long-term liabilities	35	40
Total liabilities	9,479	9,653
Stockholders’ equity:
Common stock, $0.01 par value; 400,000,000 shares authorized; 177,550,589 and 177,551,347 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	2	2
Additional paid-in capital	14,067	14,084
Retained earnings (accumulated deficit)	(1,326)	(1,998)
Total Diamondback Energy, Inc. stockholders’ equity	12,743	12,088
Non-controlling interest	1,109	1,157
Total equity	13,852	13,245
Total liabilities and equity	$23,331	$22,898

Diamondback Energy, Inc.
Condensed Consolidated Statements of Operations
(unaudited, $ in millions except per share data, shares in thousands)

	Three Months Ended March 31,
	2022	2021
Revenues:
Oil, natural gas and natural gas liquid sales	$2,389	$1,172
Midstream services	17	11
Other operating income	2	1
Total revenues	2,408	1,184
Costs and expenses:
Lease operating expenses	149	102
Production and ad valorem taxes	161	75
Gathering and transportation	59	31
Midstream services expense	22	28
Depreciation, depletion, amortization and accretion	313	273
General and administrative expenses	36	25
Merger and integration expense	—	75
Other operating expense	8	4
Total costs and expenses	748	613
Income (loss) from operations	1,660	571
Other income (expense):
Interest expense, net	(40)	(56)
Other income (expense), net	1	1
Gain (loss) on derivative instruments, net	(552)	(164)
Gain (loss) on extinguishment of debt	(54)	(61)
Income (loss) from equity investments	9	(3)
Total other income (expense), net	(636)	(283)
Income (loss) before income taxes	1,024	288
Provision for (benefit from) income taxes	221	65
Net income (loss)	803	223
Net income (loss) attributable to non-controlling interest	24	3
Net income (loss) attributable to Diamondback Energy, Inc.	$779	$220

Earnings (loss) per common share:
Basic	$4.39	$1.34
Diluted	$4.36	$1.33
Weighted average common shares outstanding:
Basic	177,565	164,169
Diluted	178,555	164,926
Dividends declared per share	$3.05	$0.40

Diamondback Energy, Inc.
Consolidated Statements of Cash Flows
(unaudited, in millions)

	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities:
Net income (loss)	$803	$223
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Provision for (benefit from) deferred income taxes	89	64
Depreciation, depletion, amortization and accretion	313	273
(Gain) loss on extinguishment of debt	54	61
(Gain) loss on derivative instruments, net	552	164
Cash received (paid) on settlement of derivative instruments	(420)	(178)
Equity-based compensation expense	15	10
Other	5	10
Changes in operating assets and liabilities:
Accounts receivable	(403)	(137)
Income tax receivable	1	100
Prepaid expenses and other	2	22
Accounts payable and accrued liabilities	(13)	(26)
Income tax payable	132	—
Revenues and royalties payable	125	50
Other	(3)	(12)
Net cash provided by (used in) operating activities	1,252	624
Cash flows from investing activities:
Drilling, completions and infrastructure additions to oil and natural gas properties	(418)	(289)
Additions to midstream assets	(19)	(7)
Property acquisitions	(296)	(346)
Proceeds from sale of assets	35	—
Contributions to equity method investments	(29)	(4)
Distributions from equity method investments	—	9
Other	11	50
Net cash provided by (used in) investing activities	(716)	(587)
Cash flows from financing activities:
Proceeds from borrowings under credit facilities	79	432
Repayments under credit facilities	(100)	(455)
Proceeds from senior notes	750	2,200
Repayment of senior notes	(1,500)	(1,916)
Proceeds from (repayments to) joint venture	5	(4)
Premium on extinguishment of debt	(47)	(166)
Repurchased shares under buyback program	(7)	—
Repurchased units under buyback program	(42)	(24)
Dividends to stockholders	(107)	(68)
Distributions to non-controlling interest	(47)	(17)
Financing portion of net cash received (paid) for derivative instruments	—	76
Other	(25)	(29)
Net cash provided by (used in) financing activities	(1,041)	29
Net increase (decrease) in cash and cash equivalents	(505)	66
Cash, cash equivalents and restricted cash at beginning of period	672	108
Cash, cash equivalents and restricted cash at end of period	$167	$174

Diamondback Energy, Inc.
Selected Operating Data
(unaudited)

	Three Months Ended March 31, 2022	Three Months Ended December 31, 2021	Three Months Ended March 31, 2021
Production Data:
Oil (MBbls)	20,055	20,819	16,578
Natural gas (MMcf)	42,645	45,220	34,109
Natural gas liquids (MBbls)	7,161	7,254	5,405
Combined volumes (MBOE)(1)	34,324	35,610	27,668

Daily oil volumes (BO/d)	222,833	226,293	184,200
Daily combined volumes (BOE/d)	381,378	387,065	307,422

Average Prices:
Oil ($ per Bbl)	$97.03	$74.50	$56.94
Natural gas ($ per Mcf)	$3.61	$4.56	$3.05
Natural gas liquids ($ per Bbl)	$40.36	$35.02	$22.94
Combined ($ per BOE)	$69.60	$56.47	$42.36

Oil, hedged ($ per Bbl)(2)	$83.47	$58.70	$46.81
Natural gas, hedged ($ per Mcf)(2)	$3.31	$3.12	$2.64
Natural gas liquids, hedged ($ per Bbl)(2)	$40.36	$34.46	$22.76
Average price, hedged ($ per BOE)(2)	$61.30	$45.30	$35.75

Average Costs per BOE:
Lease operating expenses	$4.34	$4.21	$3.69
Production and ad valorem taxes	4.69	3.40	2.71
Gathering and transportation expense	1.72	1.63	1.12
General and administrative - cash component	0.61	0.93	0.54
Total operating expense - cash	$11.36	$10.17	$8.06

General and administrative - non-cash component	$0.44	$0.39	$0.36
Depletion	$8.33	$8.51	$9.29
Interest expense, net	$1.17	$0.81	$2.02
(1)Bbl equivalents are calculated using a conversion rate of six Mcf per one Bbl.
(2)Hedged prices reflect the effect of our commodity derivative transactions on our average sales prices. Our calculation of such effects includes realized gains and losses on cash settlements for matured commodity derivatives, which we do not designate for hedge accounting.

NON-GAAP FINANCIAL MEASURES

ADJUSTED EBITDA

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines Adjusted EBITDA as net income (loss) attributable to Diamondback Energy, Inc., plus net income (loss) attributable to non-controlling interest ("net income (loss)") before non-cash (gain) loss on derivative instruments, net, interest expense, net, depreciation, depletion, amortization and accretion, depreciation and interest expense related to equity method investments, impairment and abandonments related to equity method investments, (gain) loss on extinguishment of debt, non-cash equity-based compensation expense, capitalized equity-based compensation expense, merger and integration expense, other non-cash transactions and provision for (benefit from) income taxes, if any. Adjusted EBITDA is not a measure of net income as determined by United States’ generally accepted accounting principles ("GAAP"). Management believes Adjusted EBITDA is useful because the measure allows it to more effectively evaluate the Company’s operating performance and compare the results of its operations from period to period without regard to its financing methods or capital structure. The Company adds the items listed above to net income (loss) to determine Adjusted EBITDA because these amounts can vary substantially from company to company within its industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets. The Company’s computation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies or to such measure in our credit facility or any of our other contracts.

The following tables present a reconciliation of the GAAP financial measure of net income (loss) attributable to Diamondback Energy, Inc. to the non-GAAP financial measure of Adjusted EBITDA:

Diamondback Energy, Inc.
Reconciliation of Net Income (Loss) to Adjusted EBITDA
(unaudited, in millions)

	Three Months Ended March 31, 2022	Three Months Ended December 31, 2021	Three Months Ended March 31, 2021
Net income (loss) attributable to Diamondback Energy, Inc.	$779	$1,002	$220
Net income (loss) attributable to non-controlling interest	24	49	3
Net income (loss)	803	1,051	223
Non-cash (gain) loss on derivative instruments, net	132	(450)	62
Interest expense, net	40	29	56
Depreciation, depletion, amortization and accretion	313	320	273
Depreciation and interest expense related to equity method investments	14	13	11
Impairment and abandonments related to equity method investments	—	—	3
(Gain) loss on extinguishment of debt	54	2	61
Non-cash equity-based compensation expense	19	20	14
Capitalized equity-based compensation expense	(4)	(6)	(4)
Merger and integration expense	—	1	75
Other non-cash transactions	8	(3)	6
Provision for (benefit from) income taxes	221	279	65
Consolidated Adjusted EBITDA	1,600	1,256	845
Less: Adjustment for non-controlling interest	49	64	9
Adjusted EBITDA attributable to Diamondback Energy, Inc.	$1,551	$1,192	$836

ADJUSTED NET INCOME
Adjusted net income is a non-GAAP financial measure equal to net income (loss) attributable to Diamondback Energy, Inc. plus net income (loss) attributable to non-controlling interest ("net income (loss)") adjusted for non-cash (gain) loss on derivative instruments, net, (gain) loss on sale of property, plant and equipment, (gain) loss on extinguishment of debt, other non-cash transactions and related income tax adjustments, if any. The Company’s computation of adjusted net income may not be comparable to other similarly titled measures of other companies or to such measure in our credit facility or any of our other contracts. Management believes Adjusted Net Income helps investors in the oil and natural gas industry to measure and compare the Company's performance to other oil and natural gas companies by excluding from the calculation items that can vary significantly from company to company depending upon accounting methods, the book value of assets and other non-operational factors.
The following table presents a reconciliation of the GAAP financial measure of net income (loss) attributable to Diamondback Energy, Inc. to the non-GAAP measure of adjusted net income:

Diamondback Energy, Inc.
Adjusted Net Income
(unaudited, $ in millions except per share data, shares in thousands)

	Three Months Ended March 31, 2022
	Amounts	Amounts Per Diluted Share
Net income (loss) attributable to Diamondback Energy, Inc.	$779	$4.36
Net income (loss) attributable to non-controlling interest	24	0.14
Net income (loss)	803	4.50
Non-cash (gain) loss on derivative instruments, net	132	0.74
(Gain) loss on sale of property, plant and equipment	7	0.04
(Gain) loss on extinguishment of debt	54	0.30
Other non-cash transactions	1	0.01
Adjusted net income excluding above items	997	5.59
Income tax adjustment for above items	(42)	(0.24)
Adjusted net income	955	5.35
Less: Adjusted net income attributable to non-controlling interest	26	0.15
Adjusted net income attributable to Diamondback Energy, Inc.	$929	$5.20

Weighted average common shares outstanding:
Basic		177,565
Diluted		178,555

OPERATING CASH FLOW BEFORE WORKING CAPITAL CHANGES, FREE CASH FLOW AND ADJUSTED FREE CASH FLOW

Operating cash flow before working capital changes, which is a non-GAAP financial measure representing net cash provided by operating activities as determined under GAAP without regard to changes in operating assets and liabilities. The Company believes operating cash flow before working capital changes is a useful measure of an oil and natural gas company’s ability to generate cash used to fund exploration, development and acquisition activities and service debt or pay dividends. The Company also uses this measure because adjusted operating cash flow relates to the timing of cash receipts and disbursements that the Company may not control and may not relate to the period in which the operating activities occurred.

This allows the Company to compare its operating performance with that of other companies without regard to financing methods and capital structure.

Free Cash Flow, which is a non-GAAP financial measure, is cash flow from operating activities before changes in working capital in excess of cash capital expenditures. Adjusted Free Cash Flow, which is a non-GAAP financial measure, is Free Cash Flow adjusted for early settlements of commodity derivative contracts. The Company believes that Free Cash Flow and Adjusted Free Cash Flow are useful to investors as they provide measures to compare both cash flow from operating activities and additions to oil and natural gas properties across periods on a consistent basis as adjusted for non-recurring early settlements of commodity derivative contracts. These measures should not be considered as an alternative to, or more meaningful than, net cash provided by operating activities as an indicator of operating performance. The Company's computation of operating cash flow before working capital changes, Free Cash Flow and Adjusted Free Cash Flow may not be comparable to other similarly titled measures of other companies. The Company uses Free Cash Flow to reduce debt, as well as return capital to stockholders above the base dividend as determined by the Board of Directors.

The following tables present a reconciliation of net cash provided by operating activities to operating cash flow before working capital changes and to Free Cash Flow:

Diamondback Energy, Inc.
Operating Cash Flow
(unaudited, in millions)

	Three Months Ended March 31,
	2022	2021
Net cash provided by operating activities	$1,252	$624
Less: Changes in cash due to changes in operating assets and liabilities:
Accounts receivable	(403)	(137)
Income tax receivable	1	100
Prepaid expenses and other	2	22
Accounts payable and accrued liabilities	(13)	(26)
Income tax payable	132	—
Revenues and royalties payable	125	50
Other	(3)	(12)
Total working capital changes	(159)	(3)
Operating cash flow before working capital changes	$1,411	$627

Diamondback Energy, Inc.
Free Cash Flow and Adjusted Free Cash Flow
(unaudited, in millions)

	Three Months Ended March 31,
	2022	2021
Operating cash flow before working capital changes	$1,411	$627
Drilling, completions and infrastructure additions to oil and natural gas properties	(418)	(289)
Additions to midstream assets	(19)	(7)
Total Cash CAPEX	(437)	(296)
Free Cash Flow	974	331
Early termination of derivatives	135	—
Adjusted Free Cash Flow	$1,109	$331

VARIABLE DIVIDEND CALCULATION

As previously announced, Diamondback has committed to returning at least 50% of its Adjusted Free Cash Flow to stockholders in the form of base dividends, share repurchases or a variable dividend. Calculation of the variable dividend for the first quarter of 2022 is shown below.

Diamondback Energy, Inc.
Variable Dividend
(unaudited, $ in millions except per share data, shares in thousands)

	Three Months Ended March 31, 2022
	Amounts	Amounts Per Share
Adjusted Free Cash Flow	$1,109	$6.18
50% Pay out	50%	50%
Quarterly return to stockholders	555	3.09
Stock repurchases	(7)	(0.04)
Quarterly base dividend	(126)	(0.70)
Variable cash dividend	$422	$2.35

Shares outstanding and shares with dividend equivalent rights		179,345

NET DEBT

The Company defines net debt as total debt less cash and cash equivalents. Net debt should not be considered an alternative to, or more meaningful than, total debt, the most directly comparable GAAP measure. Management uses net debt to determine the Company's outstanding debt obligations that would not be readily satisfied by its cash and cash equivalents on hand. The Company believes this metric is useful to analysts and investors in determining the Company's leverage position because the Company has the ability to, and may decide to, use a portion of its cash and cash equivalents to reduce debt.

Diamondback Energy, Inc.
Net Debt
(unaudited, in millions)

	March 31, 2022	Net Q1 Principal Borrowings/(Repayments)	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
	(in millions)
Diamondback Energy, Inc.(a)	$4,533	$(744)	$5,277	$5,938	$6,373	$6,623
Viper Energy Partners LP(a)	728	(56)	784	572	542	537
Rattler Midstream LP(a)	730	35	695	500	505	554
Total debt	5,991	$(765)	6,756	7,010	7,420	7,714
Cash and cash equivalents	(149)		(654)	(457)	(344)	(121)
Net debt	$5,842		$6,102	$6,553	$7,076	$7,593
(a)    Excludes debt issuance costs, discounts, premiums and fair value hedges.

DERIVATIVES

As of April 29, 2022, the Company had the following outstanding consolidated derivative contracts, including derivative contracts at Viper Energy Partners LP. The Company’s derivative contracts are based upon reported settlement prices on commodity exchanges, with crude oil derivative settlements based on New York Mercantile Exchange West Texas Intermediate pricing and Crude Oil Brent pricing and with natural gas derivative settlements based on the New York Mercantile Exchange Henry Hub pricing. When aggregating multiple contracts, the weighted average contract price is disclosed.

	Crude Oil (Bbls/day, $/Bbl)
	Q2 2022	Q3 2022	Q4 2022	Q1 2023	Q2 2023	2H 2023
Swaps - WTI (Cushing)	1,000	—	—	—	—	—
	$45.00	—	—	—	—	—
Swaps - Crude Brent Oil	13,900	—	—	—	—	—
	$67.54	—	—	—	—	—
Costless Collars - WTI (Cushing)	5,000	4,000	4,000	—	—	—
Long Put Price ($/Bbl)	$50.00	$45.00	$50.00	—	—	—
Ceiling Price ($/Bbl)	$80.44	$92.65	$128.01	—	—	—
Costless Collars - WTI (Magellan East Houston)	20,000	11,000	7,000	—	—	—
Long Put Price ($/Bbl)	$47.50	$50.00	$50.00	—	—	—
Ceiling Price ($/Bbl)	$75.25	$89.28	$95.55	—	—	—
Costless Collars - Crude Brent Oil	24,000	19,000	15,000	6,000	6,000	—
Long Put Price ($/Bbl)	$46.67	$53.95	$55.00	$60.00	$60.00	—
Ceiling Price ($/Bbl)	$77.49	$98.59	$103.06	$114.57	$114.57	—
Long Puts - WTI (Cushing)	10,000	8,000	2,000	—	—	—
Long Put Price ($/Bbl)	$47.50	$47.50	$55.00	—	—	—
Deferred Premium ($/Bbl)	$-1.49	$-1.52	$-1.42	—	—	—
Long Puts - WTI (Magellan East Houston)	8,000	12,000	10,000	—	—	—
Long Put Price ($/Bbl)	$50.00	$50.00	$50.00	—	—	—
Deferred Premium ($/Bbl)	$-1.87	$-1.89	$-1.85	—	—	—
Long Puts - Crude Brent Oil	24,000	40,000	38,000	6,000	2,000	—
Long Put Price ($/Bbl)	$50.00	$50.00	$50.00	$50.00	$50.00	—
Deferred Premium ($/Bbl)	$-1.80	$-1.81	$-1.82	$-1.77	$-1.91	—
Basis Swaps - WTI (Midland)	17,000	10,000	10,000	—	—	—
	$0.66	$0.84	$0.84	—	—	—
Basis Spread Puts - WTI (Cushing) / Brent	50,000	50,000	50,000	—	—	—
Spread Price ($/Bbl)	$-10.40	$-10.40	$-10.40	—	—	—
Deferred Premium ($/Bbl)	$-0.78	$-0.78	$-0.78	—	—	—
Roll Swaps - WTI	55,000	55,000	55,000	—	—	—
	$0.89	$0.89	$0.89	—	—	—

	Natural Gas (Mmbtu/day, $/Mmbtu)
	Q2 2022	Q3 2022	Q4 2022	Q1 2023	Q2 2023	2H 2023
Costless Collars - Henry Hub	390,000	380,000	380,000	290,000	250,000	230,000
Long Put Price ($/Mmbtu)	$2.65	$2.79	$2.79	$2.97	$2.98	$2.98
Ceiling Price ($/Mmbtu)	$5.20	$6.24	$6.24	$7.77	$7.32	$7.28
Natural Gas Basis Swaps - Waha Hub	230,000	330,000	330,000	310,000	310,000	290,000
	$-0.36	$-0.68	$-0.68	$-1.18	$-1.18	$-1.22

Investor Contact:
Adam Lawlis
+1 432.221.7467
alawlis@diamondbackenergy.com